GUARDIAN TECHNOLOGIES INTERNATIONAL, INC.

EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT (this “Agreement”) is made and entered into effective as of December 21, 2005, by and between Guardian Technologies International, Inc., a Delaware corporation (the “Corporation”), and Gregory E. Hare  (the “Employee”) residing at 1808 Campbell Road, Forest Hill, Maryland 21050.

WITNESSETH:

WHEREAS, the Corporation wishes to employ the Employee and the Employee wishes to accept such employment on the terms and conditions set forth below.

NOW, THEREFORE, in consideration of the promises and the mutual agreements herein contained and other good and valuable consideration, the receipt of which is hereby acknowledged, the parties hereto, intending to be legally bound, hereby agree as follows:

1. DEFINITIONS

1.1. The following words and terms shall have the meanings set forth below for the purposes of this Agreement:

1.1.1

Affiliates.  “Affiliates” of the Corporation, or a person “affiliated” with the Corporation, shall mean any persons or entities which, directly or indirectly, through one or more intermediaries, controls or are controlled by or are under common control with, the persons or entities specified.

1.1.2

Base Salary.  “Base Salary” shall have the meaning set forth in Section 3.1 hereof.

1.1.3

Cause.  Termination of the Employee’s employment for “Cause” shall mean termination because the Corporation determines in its sole discretion that the Employee has:  (a) engaged in conduct which, when proven, would constitute a crime involving breach of professional ethics or moral turpitude or a felony of any type; (b) engaged in conduct which injures the business or reputation of the Corporation, or which compromises the Employee's ability to perform the Employee’s job duties; (c) failed to perform duties assigned in accordance with this Agreement or to follow reasonable policies of the Corporation; (d) engaged in negligence, incompetence or willful misconduct in the performance of the Employee’s duties; or (e) breached this Agreement; provided that in the case of subparagraphs (b), (c) or (e), the Corporation shall have given written notice to Employee setting forth in reasonable detail the conduct, failure or breach and giving the Employee thirty (30) days in which to correct any such conduct, failure or breach.

1.1.4

Change in Control.

"Change in Control" shall mean:

(a) The acquisition by any individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Securities Exchange Act of 1934, as amended (the "Exchange Act")) (a "Person") of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of 20% or

File: Gregory E  Hare Employment Agreement v2 (2).doc

Date: October 20, 2005

more of either (i) the then outstanding shares of common stock of the Corporation (the "Outstanding Corporation Common Stock") or (ii) the combined voting power of the then outstanding voting securities of the Corporation entitled to vote generally in the election of Directors (the "Outstanding Corporation Voting Securities"); provided, however, that for purposes of this subsection (a), the following acquisitions shall not constitute a Change of Control: (i) any acquisition directly from the Corporation, (ii) any acquisition by the Corporation, (iii) any acquisition by any employee benefit plan (or related trust) sponsored or maintained by the Corporation or any corporation controlled by the Corporation, or (iv) any acquisition by any corporation pursuant to a transaction which complies with clauses (i), (ii) and (iii) of Section 1.1.4(c) hereinbelow; or

(b) individuals who, as of the date hereof, constitute the Board (the "Incumbent Board") cease for any reason to constitute at least two-thirds of the Board; provided, however, that any individual becoming a Director subsequent to the date hereof whose election, or nomination for election by the Corporation's shareholders, was approved by a vote of at least three-quarters of the Directors then comprising the Incumbent Board shall be considered as though such individual were a member of the Incumbent Board, but excluding, for this purpose, any such individual whose initial assumption of office occurs as a result of an actual or threatened election contest with respect to the election or removal of Directors or other actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Board; or

(c) consummation of a reorganization, merger or consolidation or sale or other disposition of all or substantially all of the assets of the Corporation (a "Business Combination"), in each case, unless, following such Business Combination, (i) all or substantially all of the individuals and entities who were the beneficial owners, respectively, of the Outstanding Corporation Common Stock and Outstanding Corporation Voting Securities immediately prior to such Business Combination beneficially own, directly or indirectly, more than 50% of, respectively, the then outstanding shares of common stock and the combined voting power of the then outstanding voting securities entitled to vote generally in the election of Directors, as the case may be, of the corporation resulting from such Business Combination (including, without limitation, a corporation which as a result of such transaction owns the Corporation or all or substantially all of the Corporation's assets either directly or through one or more subsidiaries) in substantially the same proportions as their ownership, immediately prior to such Business Combination of the Outstanding Corporation Common Stock and Outstanding Corporation Voting Securities, as the case may be, (ii) no Person (excluding any corporation resulting from such Business Combination or any employee benefit plan (or related trust) of the Corporation or such corporation resulting from such Business Combination) beneficially owns, directly or indirectly, 20% or more of, respectively, the then outstanding shares of common stock of the corporation resulting from such Business Combination or the combined voting power of the then outstanding voting securities of such corporation except to the extent that such ownership existed prior to the Business Combination and (iii) at least a majority of the members of the Board of Directors of the corporation resulting from such Business Combination were members of the Incumbent Board at the time of the execution of the initial agreement, or of the action of the Board, providing for such Business Combination; or

(d) approval by the shareholders of the Corporation of a complete liquidation or dissolution of the Corporation.

1.1.5

Date of Termination.  “Date of Termination” shall mean: (i) if the Employee’s employment is terminated by reason of Employee’s death, the date of Employee’s death; (ii) if the Employee’s employment is terminated for Cause or Disability, the date specified in the Notice of

File: Gregory E  Hare Employment Agreement v2 (2).doc

Date: October 20, 2005

Termination, and (iii) if the Employee’s employment is terminated for any other reason, the date on which a Notice of Termination is given or as specified in such Notice of Termination.

1.1.6

Disability.  Termination by the Corporation of the Employee’s employment based on “Disability” shall mean termination because the Employee is, in the reasonable opinion of the Corporation as confirmed by reasonable medical advice, unable to perform the essential functions of the Employee’s position with or without accommodation due to a disability (as such term is defined in the Americans with Disabilities Act) for 90 consecutive days or for 120 days in the aggregate during any 12-month period.  This definition shall be interpreted and applied consistent with the Americans with Disabilities Act, the Family and Medical Leave Act and other applicable law. This provision is in effect provided the Corporation makes available to the Employee Short and Long-Term Disability Insurance (regardless of whether the insurance coverage is paid by the Employee or the Corporation).  In the event that such insurance is not made available to the Employee, termination shall be treated consistent with the provisions of Section 5.6.

1.1.7

Notice of Termination.  A “Notice of Termination” shall mean a written, dated notice which (i) indicates the specific termination provision in this Agreement relied upon, (ii) sets forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of Employee’s employment under the provision so indicated, (iii) specifies a Date of Termination, which shall be not less than 15 days nor more than 90 days after such Notice of Termination is given, except in the case of the Corporation’s termination of Employee’s employment for Cause or Disability, for which the Date of Termination may be the date of the notice; and (iv) is given in the manner specified in Section 9.2; provided that no Notice of Termination shall be required in the event this Agreement is terminated by reason of Employee’s death.

1.1.8

Subsidiary.  “Subsidiary” shall mean any subsidiary of the Corporation.

2. EMPLOYMENT

2.1. Agreement and Term.  The Corporation hereby employs the Employee, and the Employee hereby accepts said employment and agrees to render such services to the Corporation, on the terms and conditions set forth in this Agreement.  The term of this Agreement shall commence on January 30, 2006, and shall continue from that date for two (2) years unless terminated prior thereto by either the Corporation or the Employee as provided herein, and thereafter shall automatically renew for successive terms unless terminated prior thereto by either the Corporation or the Employee as provided herein.  If either the Corporation or the Employee does not wish to renew this Agreement when it expires at the end of the initial or any renewal hereof as provided herein or if either the Corporation or the Employee wishes to renew this Agreement on different terms than those contained herein, the Corporation or the Employee shall give written notice in accordance with Section 9.2 of such intent to the other party at least 30 days prior to the expiration date.  In the absence of such notice, this Agreement shall be automatically renewed on the same terms and conditions contained herein for a term of one (1) year from the date of expiration.  The parties expressly agree that designation of a term and renewal provisions in this Agreement does not in any way limit the right of the parties to terminate this Agreement at any time as provided herein.  Reference herein to the term of this Agreement shall refer both to the initial term and any successive term, as the context requires.

2.2.

Duties.  During the term of this Agreement, the Employee shall devote the Employee’s full time, attention and energies and to use the Employee’s best efforts to further the interests of the Corporation and to perform such services for the Corporation as is consistent with the Employee’s

File: Gregory E  Hare Employment Agreement v2 (2).doc

Date: October 20, 2005

position, and as directed, from time to time, by the Corporation, including, but not limited to, by the Board of Directors of the Corporation.  During the term of this Agreement, Employee shall use such titles as assigned and approved by the Corporation. Employee’s title shall be Chief Financial Officer. The Employee shall not, during the term hereof, be employed or involved in any other business activity, whether or not such activity is pursued for gain, profit or other pecuniary advantage, except for (i) volunteer services for or on behalf of such religious, educational, non-profit and/or other eleemosynary organization as Employee may wish to serve as approved by the Corporation, (ii) service as a director of for-profit business activities as approved by the Corporation, and (iii) such other activities as may be specifically approved by the Corporation.  This restriction shall not, however, preclude the Employee, unless otherwise in violations of any applicable law or regulation, from (x) owning less than 2% of the total outstanding shares of a publicly traded company, (y) investing in real estate as a limited or otherwise passive partner or (z) employment in any capacity with Affiliates of the Corporation.

3. COMPENSATION AND BENEFITS

3.1. Base Salary.  For services rendered hereunder by the Employee, the Corporation shall compensate and pay Employee an annual salary of $200,000 (“Base Salary”) payable in equal biweekly installments, or in such other manner or on such days as the Corporation may prescribe for the payment of salaries to employees of the Corporation. The Corporation agrees to review Employee's salary annually while this Agreement is in effect and may adjust the Employee's salary, as it deems appropriate in its sole discretion.

3.2 Bonuses.  In addition to the Base Salary, the Employee shall be eligible for an annual performance bonus based on the Employee’s having met goals established by the Corporation and mutually agreed to by the Employee and the Corporation.

3.3. Withholding.  All payments required to be made by the Corporation hereunder to the Employee shall be subject to the withholding of such amounts, if any, relating to tax and other payroll deductions as the Corporation may reasonably determine should be withheld pursuant to any applicable law or regulation.

3.4. Benefits.

3.4.1 Vacation.  The Employee shall be entitled to the number of paid vacation days provided to other employees at the Employee’s level in accordance with the Corporation’s applicable policy for such other employees.

3.4.2 Other Benefits.  The Employee shall be entitled to participate in benefit policies or plans adopted by the Corporation on the same basis as other employees at the Employee’s level as such policies or plans may be changed, altered or terminated from time to time by the Corporation in its sole discretion.

3.4.3 Personnel Policies.  Except as otherwise provided herein, Employee’s employment shall be subject to the personnel policies which apply generally to employees at the same level as the Employee, any code or codes of ethics, or corporate governance standards adopted by the Corporation or its Affiliates from time to time, as the same may be interpreted, adopted, revised or deleted from time to time by the Corporation in its sole discretion, during the term of this Agreement.

File: Gregory E  Hare Employment Agreement v2 (2).doc

Date: October 20, 2005

3.5 Stock Options. Employee shall be entitled to participate in any stock option plan or similar plan then in effect and to receive grants of stock options or other awards thereunder as may be authorized and approved by the Board of Directors of the Corporation (or any compensation or similar committee thereof).  Notwithstanding the foregoing or any other provision of this Agreement or any agreement pursuant to which any stock options are, or have been, granted, all of such stock options or other awards granted or issued to Employee shall automatically and immediately vest and become exercisable upon Employee’s death or Disability or upon a Change in Control of the Corporation (or the surviving corporation of a Business Combination that complies with Section 1.1.4(c), above).

4. EXPENSES

4.1. Expenses.  The Corporation shall reimburse Employee or otherwise provide for or pay for all reasonable expenses incurred by Employee in furtherance of, or in connection with, the business of the Corporation, including, but not limited to, traveling expenses, communication expenses and all reasonable entertainment expenses (whether incurred at the Employee’s residence, while traveling or otherwise), subject to such reasonable documentation and other limitations as may be established by the policies of the Corporation and/or the Board from time to time.

5. TERMINATION

5.1. Termination Due to Death.  This Agreement shall automatically terminate upon the death of Employee.  If the Employee’s employment is terminated by reason of the Employee’s death, the Corporation shall have no further obligation to pay compensation to the Employee effective as of the date of such death.  The entitlement of any beneficiary of the Employee to benefits under any benefit plan shall be determined in accordance with the provisions of such plan.

5.2. Termination Due to Disability.  This Agreement may be terminated by the Corporation upon the Disability of the Employee. If the Employee is terminated due to Disability, the Corporation shall have no further obligation to pay compensation to the Employee effective as of the Date of Termination, consistent with the provisions of Section 1.1.6.  The entitlement of the Employee to benefits under a plan described in Section 3.4.3 or Section 3.5 upon such termination shall be determined in accordance with the provisions of such plans.

5.3. Termination for Cause.  This Agreement may be terminated by the Corporation for Cause.  Upon the termination of the Employee for Cause, the Corporation shall have no further obligation to pay any amounts to the Employee. The entitlement of the Employee to benefits under a plan described in Section 3.4.3 or Section 3.5 upon such termination shall be determined in accordance with the provisions of such plans.

5.4. Termination for a Material Reason.  Employee may elect (but shall not be obligated to) terminate his employment hereunder, upon 30 days’ prior written notice to the Corporation, in the event that any one or more of the following circumstances occur (and in which event the Employee’s election to terminate shall be construed as a “Termination for a Material Reason” hereunder):

i.

a written demand by the Corporation to change the principal workplace of Employee to a location outside of a 50-mile radius from the principal address of Corporation set forth in Section 9.2 of this Agreement;

File: Gregory E  Hare Employment Agreement v2 (2).doc

Date: October 20, 2005

ii.

a material reduction in the number or seniority of Corporation personnel reporting to the Employee or a material reduction in the frequency with which, or in the nature of matters with respect to which such personnel are to report to the Employee, other than as part of an Employer-wide reduction in staff;

iii.

an adverse change in the Employee’s title;

iv.

a material decrease in the Employee’s responsibilities; or

v.

a material demotion of Employee;

vi.

non-compliance of a material nature by the Corporation in regards to Accounting Standards and /or Sarbanes-Oxley Act, which are within the Corporation’s ability to rectify.

In the event Employee shall terminate this Agreement for any reason set forth in subsections i. through v. hereinabove, then the Corporation shall pay to Employee, in equal monthly installments (or, in the Corporation’s sole discretion, as a lump sum based upon the net present value of the future payments using the Corporation’s incremental borrowing rate, if any), the greater of the Base Salary remaining under this Agreement or twelve (12) months.  During such twelve (12) month period, the Corporation shall not be obligated to pay any additional amounts to the Employee pursuant to this Agreement.  The entitlement of the Employee to benefits under a plan described in Section 3.4.3 or Section 3.5 upon such termination shall be determined in accordance with the provisions of such plans.

5.5. Termination in the Event of a “Change in Control.”  If, and only if, (a) a Change in Control shall occur during the initial term or any renewal term of this Agreement, (b) Employee is employed by the Corporation immediately prior to the occurrence of the Change in Control, and (c) Employee is terminated by the Corporation or the acquirer (within the first twelve (12) months following the Change in Control) in the Change in Control transaction, or the Corporation or the acquiror as part of the Change in Control transaction impose circumstances as defined under “Termination of Material Reason,” then the Corporation or any successor entity shall pay Employee, in equal monthly installments (or, in the Corporation’s sole discretion, as a lump sum based upon the net present value of the future payments using the Corporation’s incremental borrowing rate, if any), the Base Salary for eighteen (18) months following such termination.  During such eighteen (18) month period, the Corporation shall not be obligated to pay any additional amounts to the Employee pursuant to this Agreement.  The entitlement of the Employee to benefits under a plan described in Section 3.4.3 or Section 3.5 upon such termination shall be determined in accordance with the provisions of such plans.

5.6. Termination by the Corporation Other Than for Death, Disability, Cause, or Change in Control.  This Agreement may be terminated by the Corporation for any reason and at any time; provided that if this Agreement is terminated by the Corporation for reasons other than death, Disability, Cause, or pursuant to Section 5.5, and other than as provided by Sections 5.9, then the Corporation shall pay to the Employee, in equal monthly installments (or, in the discretion of the Corporation, as a lump sum based upon the net present value of the future payments using the Corporation’s incremental borrowing rate, if any), the Base Salary for twelve (12) months following such termination.  Thereafter, the Corporation’s obligation to pay compensation of any kind pursuant to this Agreement shall expire.  During such twelve (12) month period, the Corporation shall not be obligated to pay any additional amounts to the Employee pursuant to this Agreement.  The entitlement of the Employee to benefits under a plan described in Section 3.4.3 upon such termination shall be determined in accordance with the provisions of such plan.  If this Agreement is terminated by the Corporation for reasons other than death, Disability, Cause, or pursuant to Section 5.5, and other than as provided by Section 5.9, then all of the stock options, rights or awards issued or granted to Employee pursuant to any incentive or stock option plan of the Corporation shall automatically and immediately vest and become exercisable in full.

File: Gregory E  Hare Employment Agreement v2 (2).doc

Date: October 20, 2005

5.7. Termination by Employee.  The Employee may terminate this Agreement at any time by giving 30 days' Notice of Termination to the Corporation.  At the option of the Corporation, up to 30 days’ Base Salary may be given to the Employee in lieu of requiring the Employee to work any or all of the 30 days following the Employee’s Notice of Termination; provided, however, that in the event the Employee fails to give at least 30 days’ advance written notice of termination of this Agreement, the Employee’s resignation shall be deemed effective, at the option of the Corporation, on any day designated by the Corporation between the day notice is given and the date given by the Employee as the Employee’s last day of employment, and the Employee shall not be entitled to any notice pay.  In the event the Employee terminates this Agreement pursuant to this Section 5.7, the Employee shall not be entitled to severance pay of any kind, and the entitlement of the Employee to benefits under a plan described in Section 3.4.3 or Section 3.5 shall be determined in accordance with the provisions of such plans.

5.8. Notice of Termination.  Any purported termination of the Employee’s employment by the Corporation for any reason other than the Employee’s death, including, but not limited to, for Disability or Cause, or by the Employee for any reason, shall be communicated by a written Notice of Termination to the other party hereto.

5.9. Termination by Mutual Consent.  Notwithstanding any of the foregoing provisions of this Section 5, if at any time during the course of this Agreement the parties by mutual consent decide to terminate this Agreement, they shall do so by separate agreement setting forth the terms and conditions of such termination.

5.10. Cooperation with Corporation After Termination of Employment.  Following termination of the Employee’s employment for any reason, the Employee shall reasonably cooperate with the Corporation in all reasonable matters relating to the winding up of the Employee’s pending work on behalf of the Corporation, including, but not limited to, any litigation in which the Corporation is involved, and the orderly transfer of any such pending work to other employees of the Corporation as may be designated by the Corporation.  The Corporation agrees to reimburse the Employee for any reasonable out-of-pocket expenses the Employee incurs in providing such cooperation at the request of the Corporation, subject to reasonable documentation and to pay the Employee a pro rata portion of the Base Salary for such time.

5.11. Mitigation.  The Employee shall not be required to mitigate the amount of any benefits hereunder by seeking other employment or otherwise, nor shall the amount of any such benefits be reduced by any compensation earned by the Employee as a result of employment by another employer.

5.12. Withholding.  All compensation required to be made by the Corporation to the Employee under this Section 5 shall be subject to the withholding of such amounts, if any, relating to tax and other payroll deductions as the Corporation may reasonably determine should be withheld pursuant to any applicable law or regulation.

6. PROPRIETARY INFORMATION, INVENTION ASSIGNMENT & NON-COMPETITION AGREEMENT

6.1.

The parties hereto have entered into a Proprietary Information, Invention Assignment & Non-Competition Agreement dated the date hereof.  Such agreement is attached hereto as Exhibit A.  The

File: Gregory E  Hare Employment Agreement v2 (2).doc

Date: October 20, 2005

provisions of the Proprietary Information, Invention Assignment & Non-Competition Agreement are intended by the parties to survive and do survive termination or expiration of this Agreement for whatever reason.

7. EMPLOYEE'S REPRESENTATIONS AND WARRANTIES

7.1. No Conflict of Interest.  The Employee represents and warrants to the Corporation that the Employee is not, to the best of the Employee’s knowledge and belief, involved in any situation that might create, or appear to create, a conflict of interest with the Employee’s loyalty to or duties for the Corporation.

7.2. Notification of Materials or Documents from Other Persons or Entities.  The Employee further represents and warrants to the Corporation that the Employee has not brought and will not bring to the Corporation or use in the performance of the Employee’s responsibilities at the Corporation any information, materials or documents of another person or entity that are not generally available to the public, unless the Employee has obtained express written authorization from the other person or entity for their possession and use.

7.3. Pre-Employment Obligations.  The Employee understands that, as part of the Employee’s employment with the Corporation, the Employee is not to breach any obligation of confidentiality, proprietary rights or non-competition that the Employee has to other persons or entities, and the Employee agrees to honor all such obligations to such other person or entity during the Employee’s employment with the Corporation or otherwise in dealing with the Corporation.  The Employee warrants that the Employee is subject to no employment agreement or restrictive covenant preventing full performance of the Employee’s duties under this Agreement.

7.4. Indemnification For Breach.  In addition to other remedies that either party might have for breach of this Agreement, each party agrees to indemnify and hold the other harmless from any breach of the provisions of this Section 7.

8. ARBITRATION

8.1. Exclusive Remedy.  The parties recognize that litigation in federal or state courts or before federal or state administrative agencies of disputes arising out of the Employee’s employment with the Corporation or out of this Agreement, with the exception of Section 6, may not be in the best interests of either the Employee or the Corporation, and may result in unnecessary costs, delays, complexities, and uncertainty.  The parties agree that any dispute between the parties arising out of or relating to the Employee’s employment, or to the negotiation, execution, performance or termination of this Agreement or the Employee’s employment, including, but not limited to, any Claim arising out of this Agreement, Claims under Title VII of the Civil Rights Act of 1964, as amended, the Civil Rights Act of 1991, the Age Discrimination in Employment Act of 1967, the Americans With Disabilities Act of 1990, Section 1981 of the Civil Rights Act of 1966, as amended, the Family Medical Leave Act, the Employee Retirement Income Security Act, and any similar federal, state or local law, statute, regulation, or any common law doctrine, whether that dispute arises during or after employment with the exception of any dispute arising out of or related to Section 6 and Section 8, shall be resolved by binding arbitration in the Washington, D.C. metropolitan area, in accordance with the National Employment Arbitration Rules of the American Arbitration Association, as modified by the provisions of this Section 8.  The parties each further agree that the arbitration provisions of this Agreement shall provide each party with its exclusive remedy, and each party expressly waives any right it might have to seek redress in any other forum,

File: Gregory E  Hare Employment Agreement v2 (2).doc

Date: October 20, 2005

except as otherwise expressly provided in this Agreement.  By election of arbitration as the means for final settlement of all claims, the parties hereby waive their respective rights to, and agree not to, sue each other in any action in a Federal, State or local court with respect to such claims, but may seek to enforce in court an arbitration award rendered pursuant to this Agreement.

8.2. Notice and Selection of Arbitrator.  Within 30 days after the occurrence of an event giving rise to a dispute subject to this provision, the aggrieved party shall provide the other party with a detailed written statement of all facts pertaining to the dispute and shall permit the other party 30 days within which to investigate and consider the facts and to resolve the matter informally.  Thereafter, an aggrieved party who wishes to proceed to arbitration shall have an additional 90 days within which to so notify the other party in writing.  This notice shall include a clear, concise statement of the facts, the issues to be resolved by the arbitrator and the desired remedy.  Within ten (10) days after delivery of a written notice requesting arbitration, the Corporation will contact the Employee, or the Employee’s designated representative, to select an arbitrator.  If the parties cannot agree on an arbitrator, they shall select an arbitrator from a list provided by the American Arbitration Association in accordance with its rules.

8.3. Witnesses and Documents.  Fourteen (14) days prior to the arbitration hearing, the parties shall exchange a list of witnesses to be called and a list of the documents they intend to introduce into evidence at the hearing.  Upon request, the Corporation will supply to the Employee a copy of the Employee’s personnel file, including, but not limited to, any internal, non-privileged memoranda, which may be relevant to the dispute.  All such files and documents will be maintained in a confidential manner by the Employee, shall be used only for preparation of the arbitration case, and shall be returned to the Corporation at the close of the hearing.

8.4. Arbitration Procedure.  In the arbitration proceeding, each party shall be entitled to retain its own counsel, to present evidence and cross-examine witnesses, to purchase a stenographic record of the proceedings, and to submit post-hearing briefs.  The opinion and award of the arbitrator shall be requested by the parties within 45 days of the submission of the post-hearing briefs, which shall be due 30 days from the close of the arbitration.

8.5. The Employee’s Remedies.  If the arbitrator finds that the Employee was terminated in violation of law or this Agreement, the parties agree that the arbitrator acting hereunder shall be empowered to provide the Employee with equitable and/or legal remedies, including, but not limited to, compensatory damages and back pay. “Back pay” shall include all forms of compensation payable to the Employee by the Corporation, the cost of all fringe benefits, and prejudgment interest at the rate of 10% per annum on such claims.

8.6. Arbitrator’s Authority.  In reaching the Employee’s decision, the arbitrator shall have no authority to add to, detract from, or otherwise modify any provision of this Agreement.  The arbitrator shall submit with the award a written opinion, which shall include findings of fact and conclusions of law.  Judgment upon the award rendered by the arbitrator may be entered in any court having competent jurisdiction.

8.7. Effect of Arbitrator’s Decision: Arbitrator’s Fees.  The decision of the arbitrator shall be final and binding between the parties as to all claims, which were or could have been raised in connection with the dispute, to the full extent permitted by law.  In all cases in which applicable federal law precludes a waiver of judicial remedies, the parties agree that the decision of the arbitrator shall be a condition precedent to the institution or maintenance of any legal, equitable, administrative, or other formal proceeding by the Employee in connection with the dispute, and that the decision and opinion of

File: Gregory E  Hare Employment Agreement v2 (2).doc

Date: October 20, 2005

the arbitrator may be presented in any other forum on the merits of the dispute.  The arbitrator’s fees and expenses and all administrative fees and expenses associated with the filing of the arbitration (the “Fees”) shall be paid the Corporation, provided however, that at the Corporation’s option, Employee shall pay up to 50% of the Fees.

8.8. Indemnification.  In the event that either party breaches this arbitration agreement and attempts to resolve in court claims covered by this agreement, the prevailing party shall be entitled to recover from the other party all of its legal costs and attorney’s fees incurred to defend such action in court and to enforce the provisions of the arbitration agreement or of this Agreement.

8.9. Continuing Nature of Agreement to Arbitrate.  The parties acknowledge and agree that their obligations under this arbitration agreement survive the termination of this Agreement and continue after the termination of the employment relationship between the Employee and the Corporation.

9. GENERAL PROVISIONS

9.1. Assignment.  The Corporation may assign this Agreement and its rights and obligations hereunder in whole, but not in part, to any corporation or other entity with or into which the Corporation may hereafter merge or consolidate or to which the Corporation may transfer all or substantially all of its assets, if in any such case said corporation or other entity shall by operation of law or expressly in writing assume all obligations of the Corporation hereunder as fully as if it had been originally made a party hereto, but may not otherwise assign this Agreement or its rights and obligations hereunder.  The Employee may not assign or transfer this Agreement or any rights or obligations hereunder.  The applicability of this Section 9.1 is subject to the provisions specified in Section 5 of this Agreement.

9.2. Notice.  For the purposes of this Agreement, notices and all other communications provided for in this Agreement shall be in writing and shall be deemed to have been duly given when delivered or mailed by certified or registered mail, return receipt requested, postage prepaid, addressed to the respective addresses set forth below:

If to the Corporation, to:

Guardian Technologies International, Inc.

516 Herndon Parkway

Herndon, Virginia  20170

Attention: Chief Executive Officer

If to the Employee, to:

Gregory E. Hare

1808 Campbell Road

Forest Hill, Maryland 21050

or to such other address as a party shall communicate to  the other party in writing from time to time in accordance with this Section 9.2

9.3. Amendment and Waiver.  No amendment or modification of this Agreement shall be valid or binding upon (i) the Corporation unless made in writing and signed by the  President or Chief Executive Officer of the Corporation or (ii) the Employee unless made in writing and signed by the Employee.  No other documents will be deemed to amend, alter or supersede the provisions contained within this agreement without written consent by the Corporation and the Employee

File: Gregory E  Hare Employment Agreement v2 (2).doc

Date: October 20, 2005

9.4. Non-Waiver of Breach.  No failure by either party to declare a default due to any breach of any obligation under this Agreement by the other, nor failure by either party to act quickly with regard thereto, shall be considered to be a waiver of any such obligation, or of any future breach.

9.5. Severability.   In the event that any provision or portion of this Agreement except Section 2.1 shall be determined to be invalid or unenforceable for any reason, the remaining provisions of this Agreement shall be unaffected thereby and shall remain in full force and effect.

9.6. Governing Law.  To the extent not preempted by Federal law, the validity and effect of this Agreement and the rights and obligations of the parties hereto shall be construed and determined accordance with the law of the Commonwealth of Virginia.

9.7. Entire Agreement.  This Agreement and the Employment Proposal – Offer Letter dated December 21, 2005 shall constitute the entire agreement between the parties and contains all of the terms agreed upon by the Corporation and the Employee with respect to the subject matter hereof and supersedes all prior agreements, arrangements, letters offering employment, and communications between the parties dealing with such subject matter, whether oral or written, including but not limited to the Old Employment Agreement.

9.8. Binding Effect.  This Agreement shall be binding upon and shall inure to the benefit of the transferees, successors and assigns of the Corporation, including, but not limited to, any Corporation or corporation with which the Corporation may merge or consolidate.

9.9. Headings.  Numbers and titles to Sections hereof are for information purposes only and, where inconsistent with the text, are to be disregarded.

9.10. Counterparts.  This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which when taken together, shall be and constitute one and the same instrument.

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File: Gregory E  Hare Employment Agreement v2 (2).doc

Date: October 20, 2005

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed effective as of the date and year first written above.

Guardian Technologies International, Inc.

(the “Corporation”)

By:  /s/Michael W. Trudnak

Name:

Michael W. Trudnak

Title:

Chief Executive Officer

EMPLOYEE

By:  /s/Gregory E. Hare

Name: Gregory E. Hare

File: Gregory E  Hare Employment Agreement v2 (2).doc

Date: October 20, 2005

EXHIBIT A

GUARDIAN TECHNOLOGIES INTERNATIONAL, INC.

EMPLOYEE PROPRIETARY INFORMATION, INVENTION ASSIGNMENT

& NON-COMPETITION AGREEMENT

IN CONSIDERATION of Guardian Technologies International, Inc.’s (the “Corporation”) employment or continued employment of the undersigned, Gregory E. Hare  (the “Employee”) residing at 1808 Campbell Road, Forest Hill, Maryland 21050, and the compensation now or hereafter paid to Employee by the Corporation, and for other valuable consideration the receipt of which is hereby acknowledged, Employee agrees with the Corporation as follows (as used hereinafter, the term “Corporation” shall include Guardian Technologies International, Inc., a Delaware corporation, and any present or future subsidiary, parent company, successor, assigns or affiliate thereof):

1.

Ownership and Return of Documents.  Employee agrees that all memoranda, notes, records, papers or other documents and all copies thereof relating to the Corporation’s operations or businesses, some of which may be prepared by Employee, and all objects associated therewith in any way obtained by Employee shall be the Corporation’s property.  Employee shall not, except for the Corporation’s use, copy or duplicate any of the aforementioned documents or objects, nor remove them from the Corporation’s facilities nor use any information concerning them except for the Corporation’s benefit, either during the Employee’s employment or thereafter.  Employee agrees that Employee will deliver all of the aforementioned documents and objects that may be in his possession to the Corporation on termination of Employee’s employment, or at any other time on the Corporation’s request, together with Employee’s written certification of compliance with the provisions of this paragraph.

2.

Confidential Information.  In connection with his employment at the Corporation, Employee will have access to confidential information consisting of some or all of the following categories of information.  Corporation and Employee consider their relation one of confidence with respect to such information:

(a)

Intellectual Property, including but not limited to trade secrets, inventions, mask works, ideas, processes, formulas, source and object codes, data, programs, other works of authorship, know-how, improvements, discoveries, developments, designs, and techniques (“Inventions”), and information regarding plans for research, development and new products;

(b)

Financial Information, including but not limited to information relating to the Corporation’s earnings, assets, debts, prices, pricing structure, volume of purchases or sales or other financial data whether related to the Corporation or generally, or to particular products, services, geographic areas, or time periods;

(c)

Supply and Service Information, including but not limited to information relating to goods and services, suppliers’ names or addresses, terms of supply or service contracts or of particular transactions, or related information about potential suppliers;

(d)

Marketing Information, including but not limited to information relating to details about ongoing or proposed marketing programs or agreements by or on behalf of the Corporation, sales forecasts, advertising formats and methods or results of marketing efforts or information about impending transactions;

File: Gregory E  Hare Employment Agreement v2 (2).doc

Date: October 20, 2005

(e)

Personal Information, including but not limited to information relating to employees’ personal or medical histories, compensation or other terms of employment, actual or proposed promotions, hirings, resignation, disciplinary actions, terminations or reasons therefor, training methods, performance, or other employee information; and

(f)

Customer Information, including but not limited to information relating to past, existing or prospective customers’ names, addresses or backgrounds, records of agreements and prices, proposals or agreements between customers and the Corporation, status of customers’ accounts or credit, or related information about actual or prospective customers as well as customer lists.

All of the foregoing are hereinafter referred to as “Trade Secrets.”  During and after the employment of Employee by the Corporation, regardless of the reasons that such employment ends, Employee agrees:

(a)

To hold all Trade Secrets in confidence and not disclose, discuss, communicate or transmit to others, or make any unauthorized copy of or use the Trade Secrets in any capacity, position or business except as it directly related to Employee’s employment by the Corporation;

(b)

To use the Trade Secrets only in furtherance of proper employment-related reasons of the Corporation to further the interests of the Corporation;

(c)

To take all reasonable actions that Corporation deems necessary or appropriate, to prevent unauthorized use or disclosure of or to protect the Corporation’s interest in the Trade Secrets;

(d)

That any of the Trade Secrets, whether prepared by Employee or which may come into Employee’s possession during Employee’s employment hereunder, are and will remain the property of the Corporation and its affiliates, and that all such Trade Secrets, including copies thereof, together with all other property belonging to the Corporation or its affiliates, or used in their respective businesses, shall be delivered to or left with the Corporation;

(e)

If the Employee is uncertain as to whether certain information is a Trade Secret, Employee acknowledges that Employee has a duty to seek a determination from the Corporation of the nature of such information before the Employee discloses or uses said information; and

(f)

Employee also agrees to immediately disclose to the Corporation, in writing, all unauthorized acquisitions, disclosures or uses of any Trade Secret, which may come to Employee’s attention during the course of Employee’s employment with the Corporation.

This Agreement does not apply to (i) information that by means other than Employee’s deliberate or inadvertent disclosure becomes generally known or readily ascertainable; or (ii) disclosure compelled by judicial or administrative proceedings after Employee diligently tries to avoid each disclosure and affords the Corporation the opportunity to obtain assurance that compelled disclosures will receive confidential treatment.

Employee specifically waives any rights to customer names, customer lists, customer files or parts thereof as well as test results or information Employee might otherwise be entitled to by virtue of any applicable state or federal law or regulation.

After the Employee’s employment with the Corporation terminates, the Employee will not accept a position of employment with any competitor of the Corporation, where the nature of the position is such that the new employment will inevitably require the Employee to disclose or use any Trade Secrets in order to fulfill Employee’s obligations to the new employer.

3.

Assignment of Inventions.

(a)

The term “Proprietary Rights” shall mean all trade secret, patent, copyright, mask work and other intellectual property rights throughout the world.

(b)

Inventions, if any, patented or unpatented, which Employee made prior to the commencement of his employment with the Corporation are excluded from the scope of this Agreement.  To preclude any possible uncertainty, Employee has set forth on Exhibit 1 (Previous Inventions) attached hereto a complete list of all Inventions that Employee has, alone or jointly with others, conceived, developed or reduced to practice or caused to be conceived, developed or reduced to practice prior to the commencement of his employment with the Corporation, that Employee would consider to be his property or the property of third parties and that Employee wishes to have excluded from the scope of this Agreement (“Prior Inventions”).  If disclosure of any such Prior Inventions would cause Employee to violate any prior confidentiality agreement, Employee understands that he is not to list such Prior Inventions in Exhibit 1 but is only to disclose a cursory name for each such invention, a listing of the party(ies) to whom it belongs, and the fact that full disclosure as to such inventions has not been made for that reason.  A space is provided on Exhibit 1 for such purpose.  If no such disclosure is attached, Employee represents that there are no Prior Inventions.  If, in the course of Employee’s employment with the Corporation, Employee incorporates a Prior Invention into a Corporation product process or machine, the Corporation is hereby granted and shall have a non-exclusive, royalty-free, irrevocable, perpetual, worldwide license (with rights to sublicense through multiple tiers of sublicensees) to make, have made, modify, use and sell such Prior Inventions.  Notwithstanding the foregoing, Employee agrees that he will not incorporate, or permit to be incorporated, Prior Inventions in any Corporation Inventions without the Corporation’s prior written consent.

(c)

Subject to Section 3(e), Employee hereby assigns and agrees to assign in the future (when any such Inventions or Proprietary Rights are first reduced to practice or first fixed in a tangible medium, as applicable) to the Corporation all of his right, title and interest in and to any and all Inventions (and all Proprietary Rights with respect thereto) whether or not patentable or registrable under copyright or similar statutes, made or conceived or reduced to practice or learned by Employee, either alone or jointly with others, during the period of Employee’s employment with the Corporation.  Inventions assigned to the Corporation, or to a third party as directed by the Corporation pursuant to this Section 3, are hereinafter referred to as “Corporation Inventions.”

(d)

During the period of Employee’s employment and for one (1) year after termination of his employment with the Corporation, Employee will promptly disclose to the Corporation fully and in writing all Inventions authored, conceived or reduced to practice by Employee, either alone or jointly with others.  In addition, Employee will promptly disclose to the Corporation all patent applications filed by Employee or on Employee’s behalf within one (1) year after his termination of employment.

(e)

Employee also agrees to assign all his right, title and interest in and to any particular Invention to a third party, including without limitation the United States, as directed by the Corporation.

(f)

Employee acknowledges that all original works of authorship which are made by him (solely or jointly with others) within the scope of his employment and which are protectable by copyright are “works made for hire,” pursuant to United States Copyright Act (17 U.S.C. Section 101).

(g)

Employee will assist the Corporation in every proper way to obtain, and from time to time enforce, United States and foreign Proprietary Rights relating to Corporation Inventions in any and all countries.  To that end Employee will execute, verify and deliver such documents and perform such other acts (including appearances as a witness) as the Corporation may reasonably request for use in applying for, obtaining, perfecting, evidencing, sustaining and enforcing such Proprietary Rights and the assignment thereof.  In addition, Employee will execute, verify and deliver assignments of such Proprietary Rights to the Corporation or any designee.  Employee’s obligation to assist the Corporation with respect to Proprietary Rights relating to such Corporation Inventions in any and all countries shall continue beyond the termination of his employment, but the Corporation shall compensate the Employee at a reasonable rate after the termination of Employee’s employment for time actually spent by him at the Corporation’s request on such assistance.

In the event the Corporation is unable for any reason, after reasonable effort, to secure Employee’s signature on any document needed in connection with the actions specified in the preceding paragraph, Employee hereby irrevocably designates and appoints the Corporation and its duly authorized officers and agents as Employee’s agent and attorney in fact, which appointment is coupled with an interest, to act for and in Employee’s behalf to execute, verify and file any such documents and to do all other lawfully permitted acts to further the purposes of the preceding paragraph with the same legal force and effect as if executed by Employee.  Employee hereby waives and quitclaims to the Corporation any and all claims, of any nature whatsoever, which Employee now or may hereafter have for infringement of any Proprietary Rights assigned hereunder to the Corporation.

4.

Records.  Employee agrees to keep and maintain adequate and current records (in the form of notes, sketches, drawings and in any other form that may be required by the Corporation) of all Proprietary Information developed by Employee and all Inventions made by Employee during the period of his employment at the Corporation, which records shall be available to and remain the sole property of the Corporation at all times.

5.

Prior and Subsequent Companies.  During the Employee’s employment with the Corporation, Employee will not use or disclose any confidential information or trade secrets, if any, of any former employer or any other person to whom Employee has an obligation of confidentiality, and Employee will not bring onto the premises of the Corporation any unpublished documents or any property belonging to any former employer or any other person to whom Employee has an obligation of confidentiality unless consented to in writing by that former employer or person.  Employee will use in the performance of his duties only information which is generally known and used by persons with training and experience comparable to his own, which is common knowledge in the industry or otherwise legally in the public domain, or which is otherwise provided or developed by the Corporation.  Employee agrees to indemnify and hold harmless the Corporation, its officers, directors, and employees from and against any liabilities and expenses, including attorneys’ fees and amounts paid in settlement, incurred by any of them in connection with Employee’s breach of any of the aforesaid representations and warranties.

Unless otherwise prohibited by contract or law and prior to Employee’s employment with the Corporation, Employee agrees to disclose to the Corporation the existence and substance of any prior confidentiality agreement Employee may have entered into with a prior employer or other. Employee agrees to disclose the existence and substance of this Agreement to Employee’s subsequent employer prior to such subsequent employment. Upon termination of Employee’s employment with the Corporation for any reason (including total disability), Employee agrees to attend and participate in a Corporation Exit Interview which shall concern matters related to this Agreement and other matters.

6.

Non-Solicitation and Non-Pirating.  At all times following a termination or the natural expiration of this Agreement, Employee hereby agrees that, without the express written consent of the Corporation, the Employee will not, directly or indirectly, for the Employee or on behalf of any other person, firm, entity or other enterprise:

(a)

call upon any client or customer of the Corporation or in any way solicit, divert or take away any client or customer of the Corporation who was a client or customer of the Corporation while the Employee was an employee of the Corporation; and

(b)

disturb, hire, entice away or in any other manner persuade any employee, client, or customer of the Corporation who was an employee, agent, client, or customer of the Corporation during the period of the Employee’s employment with the Corporation, to alter, modify or terminate their relationship with the Corporation as an employee, agent, client, or customer, as the case may be.

7.

Non-Competition.  Employee hereby agrees that, without the express written consent of the Corporation, Employee will not, directly or indirectly, for Employee or on behalf of any other person, firm, entity or other enterprise, during the period of Employee’s employment with the Corporation and for a period of one (1) calendar year following the date of termination (for whatever reason) of Employee’s employment with the Corporation, be employed as an officer,  director or manager of, act as a consultant for, be a partner in, have a proprietary interest in, give advice to, loan money to or otherwise associate with, any person, enterprise, partnership, association, corporation, joint venture or other entity which is directly or indirectly in a business which in any way competes with the business of the Corporation in any state, place or other location in the United States or other location in the United States or any territory of the United States or other jursdiction in which the Corporation does business. This provision shall not be construed to prohibit the Employee from owning up to 2% of the issued shares of any company whose common stock is listed for trading on any national securities exchange or on The Nasdaq National Market System or Small Cap Market.

8.

Remedies For Breach.  Employee acknowledges that the covenants contained in this Agreement are independent covenants and that any failure by the Corporation to perform its obligations under any other agreement it may now or hereafter have with Employee shall not be a defense to enforcement of the covenants contained herein, including but not limited to a temporary or permanent injunction.  Employee acknowledges that damages in the event of Employee’s breach of this Agreement will be difficult, if not impossible, to ascertain and it is therefore agreed that the Corporation, in addition to, and without limiting any other remedy or rights it may have, shall have the right to an injunction enjoining the said breach.  Employee agrees to reimburse Corporation for all costs and expenses, including reasonable attorneys’ fees, incurred by Corporation because of any breach of this Agreement.

If Employee, without written consent of the Corporation, fails to comply with any provision of this Agreement, then Employee’s right to any compensation to which Employee would otherwise be entitled shall terminate, and the Corporation’s obligations to make any such payments shall immediately cease.   Further, if the Corporation has already paid the Employee compensation during a period when the Corporation did not know of the Employee’s breach of this Agreement, the Employee shall immediately return to the Corporation all such compensation paid to the Employee by the Corporation during such period.

9.

Notices.  All notices or other communications required or permitted to be given hereunder shall be in writing and may be delivered personally, transmitted by telecopier, sent by a nationally recognized overnight courier, or mailed.  A notice that is mailed is effective on the day after the date of postmark, if mailed by certified or registered mail, postage prepaid, return receipt requested, addressed to the intended recipient as follows:

If to Corporation, to:

Guardian Technologies International, Inc.

516 Herndon Parkway

Herndon, Virginia  20170

If to the Employee, to:

Gregory E. Hare

1808 Campbell Road

Forest Hill, Maryland 21050

or at such other address as the intended recipient may have specified in a notice actually delivered to the sender.  Other forms of notice are effective when received by the intended recipient or when the intended recipient refuses delivery (as evidenced by the return receipt or invoice of the delivery service).

10.

Right of Corporation to Assign.  This Agreement shall be assignable and transferable by the Corporation to the Corporation’s transferee, assignee or any successor-in-interest, parent, subsidiary or affiliate of the Corporation, and shall inure to the benefit of and be binding upon the Employee, the Employee’s heirs and personal representatives, and the Corporation and its successors and assigns.  Employee agrees to execute all documents necessary to ratify and effectuate such assignment.  This Agreement shall not be assignable by the Employee, but it shall be binding upon his heirs and personal representatives.

11.

Binding Effect If Transferred.  In the event this Agreement is transferred by Corporation, the term “Corporation” used herein shall refer to the Corporation’s transferee or assignee.

12.

Governing Law.  This Agreement shall be subject to and governed by the laws of the Commonwealth of Virginia, irrespective of the fact that the Employee may become a resident of a different state. If any party to this Agreement brings suit against another party for breach of any provision of this Agreement, such matter shall be filed in a court in the Commonwealth of Virginia, and the parties hereby waive any contention that venue or jurisdiction is not proper in said court.

13.

Severability.  If any portion of this Agreement shall be for any reason, invalid or unenforceable, the remaining portion or portions shall nevertheless be valid, enforceable and carried into effect, unless to do so would clearly violate the present legal and valid intention of the parties hereto.

14.

Survival.  The provisions of this Agreement shall survive the termination of Employee’s employment and the assignment of this Agreement by the Corporation to any successor in interest or other assignee.

15.

Employment.  Employee agrees and understands that nothing in this Agreement shall confer any right with respect to continuation of employment by the Corporation, nor shall it interfere in any way with Employee’s right or the Corporation’s right to terminate Employee’s employment at any time, with or without cause.

16.

Waiver.  No waiver by the Corporation of any breach of this Agreement shall be a waiver of any preceding or succeeding breach.  No waiver by the Corporation of any right under this Agreement shall be construed as a waiver of any other right.  The Corporation shall not be required to give notice to enforce strict adherence to all terms of this Agreement.

17.

Entire Agreement.  The obligations pursuant to Sections 1, 2, 3, 4, 6, 7 and 8 of this Agreement shall apply to any time during which Employee was previously employed, or is in the future employed, by the Corporation if no other agreement governs nondisclosure and assignment of Inventions during such period.  This Agreement, including the exhibit hereto, contains the entire agreement of the parties with respect to the subject matter of this Agreement and supersedes all prior negotiations and agreements, whether oral or written, concerning the subject matter hereof, all of which are merged in this Agreement.  Any subsequent change or changes in Employee’s duties, salary or compensation will not affect the validity or scope of this Agreement.

18.

Captions.  The captions or titles of the sections herein have been included for convenience only and shall not be considered as part of this Agreement.

19.

Counterparts.  This Agreement may be executed in any number of counterparts, each of which shall be deemed an original.

20.

Effectiveness of Agreement.  This Agreement shall be effective as of the first day of Employee’s employment with the Corporation, namely January 30, 2006.

EMPLOYEE HAS READ THIS AGREEMENT CAREFULLY AND UNDERSTANDS ITS TERMS.  EMPLOYEE HAS COMPLETELY FILLED OUT EXHIBIT 1 TO THIS AGREEMENT.

[THE REMAINDER OF THIS PAGE IS LEFT BLANK INTENTIONALLY.]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed effective as of the date and year first written above.

/s/Gregory E. Hare

Gregory E. Hare

AGREED TO AND ACCEPTED BY:

GUARDIAN TECHNOLOGIES INTERNATIONAL, INC.

By:

/s/ Michael W. Trudnak

Michael W. Trudnak, Chief Executive Officer

Attachment: Exhibit 1 – Previous Inventions

EXHIBIT 1

PREVIOUS INVENTIONS

TO:

Guardian Technologies International, Inc.

FROM:

Gregory E. Hare

DATE:

December 21, 2005

SUBJECT:

Previous Inventions

1.

Except as listed in Section 2 below, the following is a complete list of all inventions or improvements relevant to the subject matter of my employment by Guardian Technologies International, Inc. (the “Corporation”) that have been made or conceived or first reduced to practice by me jointly or with others prior to my engagement by the Corporation:

X	No inventions or improvements.
See below.

[   ]

Additional sheets attached.

2.

Due to a prior confidentiality agreement, I cannot complete the disclosure under Section 1 above with respect to inventions or improvements generally listed below, the proprietary rights and duties of confidentiality with respect to which I owe to the following parties:

	Invention or Improvement	Party(ies)	Relationship
1.
2.
3.

[   ]

Additional sheets attached.